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                   COHERENT COMMUNICATIONS SYSTEMS CORPORATION


NET INCOME PER COMMON SHARE- EXHIBIT 11


                                                          QUARTER ENDED
                                                             MARCH 31,
                                                   -----------------------------
                                                      1996              1995
                                                   -----------       -----------
Net income available for
common stockholders                                $ 2,118,000       $ 1,645,000
                                                   ===========       ===========
Average common shares outstanding                   14,733,000        13,746,000

Average common share equivalents:
      Options                                          724,000         1,588,000
                                                   -----------       -----------
Average number of common and
common share equivalents outstanding                15,457,000        15,334,000
                                                   ===========       ===========
Net income per common share                               0.14              0.11
                                                   -----------       -----------

Average common shares outstanding for the quarter ended March 31, 1995 have been restated to reflect the effect of the stock split June 9, 1995.


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